UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): August 3, 2005

JDS UNIPHASE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2579683
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1768 Automation Parkway

San Jose, California 95131

(Address of Principal Executive Offices, Including Zip Code)

(408) 546-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Reporting)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On August 3, 2005, JDS Uniphase Corporation (the “Company”) announced via press release that it completed its acquisition, by way of merger (the “Merger”), of privately held Acterna, Inc. (“Acterna”) on a cash-free, debt-free basis for approximately $450 million in cash and 200,467,802 shares of JDS Uniphase common stock (the “Shares”). Acterna is a leading worldwide provider of broadband and optical test and measurement solutions for telecommunications and cable service providers and network equipment manufacturers. As a result of the Merger, Acterna became a wholly-owned subsidiary of the Company.

Item 3.02 Unregistered Sales of Equity Securities

The Shares delivered to Acterna’s stockholders’ and option holders at the closing of the Merger were issued in reliance on an exemption from registration under Section 3(a)(10) of the Securities Act of 1933, as amended, pursuant to a permit issued to the Company by the California Department of Corporations (the “DOC”) in connection with a qualification by permit application filed by the Company with the DOC for the offer and sale of the Shares. The DOC issued said permit after determining, pursuant to a hearing held before the DOC, that the terms and conditions of the offer and sale of the Shares were fair.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

Exhibit No.	Description of Document
99.1	Press Release of JDS Uniphase Corporation, dated August 3, 2005.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDS Uniphase Corporation

By:	/s/ Christopher S. Dewees
Christopher S. Dewees Senior Vice President and General Counsel

August 10, 2005

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Exhibit Index

Exhibit No.	Description of Document
99.1	Press Release of JDS Uniphase Corporation, dated August 3, 2005.

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